Exhibit 99.1

SBT Bancorp Announces Plans to Deregister Its Common Stock

SIMSBURY, Conn.--(BUSINESS WIRE)--October 2, 2017--The Board of Directors of SBT Bancorp, Inc., (OTCQX: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, announced today that because its common stock is currently held by fewer than 1,200 holders of record and is expected to remain held by fewer than 1,200 holders of record as of January 1, 2018, it plans to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by filing a Form 15 with the U.S. Securities and Exchange Commission (“SEC”) in early January 2018.

The Company intends to take this action in order to reduce the legal, accounting and administrative costs associated with being a reporting company under the Exchange Act. Martin J. Geitz, President and Chief Executive Officer of the Company, stated, “The board and management made the decision to voluntarily deregister the Company’s shares after careful consideration of the advantages and disadvantages of being an SEC reporting company, particularly in light of our size and market capitalization, as well as the high costs and demands on management’s time of our ongoing compliance with SEC and Sarbanes-Oxley reporting requirements.”

Upon filing the Form 15 with the SEC in early January 2018, the obligations of the Company to file certain periodic reports, including Forms 10-K, 10-Q and 8-K, will be immediately suspended except that the Company will file a Form 10-K for its fiscal year ending December 31, 2017 on or before March 31, 2018.

The Company intends to continue to provide shareholders with financial information on a quarterly and annual basis through its website: www.simsburybank.com. In addition, both the Company and the Bank will continue to provide semi-annual and quarterly financial reports to the Federal Reserve and the FDIC, as required, and intend to continue to meet all applicable auditing standards as a regulated financial institution.

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc., whose stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of words such as “may,” “will,” “should,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate” or words of similar meaning. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, 860-408-5493
CFO
860-408-4679 (fax)
rsudol@simsburybank.com